Exhibit 99.1

Press Release: FOR RELEASE AT 6:00 AM EST, AUGUST 15, 2012

Trovagene, Inc., Announces Second Quarter and Year to Date Earnings, Provides Milestone Update

COMPANY CONTINUES TO EXPAND PROGRAMS IN CANCER AND INFECTIOUS DISEASE DETECTION IN URINE

SAN DIEGO, August 15, 2012 /PRNewswire/ — Trovagene, Inc. (Nasdaq: TROV), a developer of transrenal molecular diagnostics, today reported its financial results for the three and six months ended June 30, 2012. Following its public offering in the second quarter, Trovagene has a cash balance of $9.3 million as of June 30, 2012, and is poised to further pursue its development programs in the following four diagnostic areas: cancer detection, transplant monitoring, infectious disease, and prenatal diagnostics.

“We are continuing to execute our product development path at a significant pace,” said Antonius Schuh, chief executive officer of Trovagene. “We expect to launch our first molecular diagnostic test for the detection of oncogene mutations in the urine of cancer patients by the end of the year.”

Second Quarter Financial Results

For the second quarter ending June 30, 2012, Trovagene reported a loss of $3.436 million, or $0.28 per share, as compared to a loss of $0.458 million, or $0.05 per share, for the same period in 2011. The increase is primarily due to a loss of $2.18 million from the change in fair value of derivative instruments — warrants — during the second quarter of 2012 as compared to a gain of $.226 million in the prior year comparable period.

First Half Financial Results

Net loss for the six months ended June 30, 2012 is $4.608 million or $0.40 per share, as compared to a loss of $1.020 million, or $0.11 per share for the six months ended June 30, 2011. The increase in net loss is primarily attributable to a loss of $2.213 million from the change in fair value of derivative instruments — warrants — during the six months ended June 30, 2012, as compared to a gain of $.423 million in the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $9.3 million at June 30, 2012, as compared to $0.7 million at December 31, 2011. The increase in cash to $9.3 million is primarily the net result of cash provided by financing activities, including the net proceeds of $9.1 million received from an underwritten public offering of our common stock in  June 2012.

Milestones

Review of Recent Announcements Demonstrates Progress

•                  Strengthened Patent Portfolio

•                  Received Notification of Issuance of U.S. Patent for NPM Mutants to Diagnose and Monitor Acute Myeloid Leukemia on July 18, 2012

•                  Received Notification of Issuance of European Patent for Detection of Pathogenic Infections on May 10, 2012

•                  Improved Liquidity and Access to Capital

•                  Completed Public Offering and began trading on NASDAQ on June 4, 2012

•                  Added to the Russell Microcap Index on June 25, 2012

•                  Expansion of KRAS Mutation Detection Development Program

•                  Began Validation Program for transrenal KRAS Mutation Detection of Pancreatic Cancer on May 30, 2012

•                  Commenced Study at MD Anderson Cancer Center for Transrenal KRAS Mutation Detection in Pancreatic Cancer on June 13, 2012

•                  Expansion of High Risk HPV Carrier Screening Development Program

•                  Initiated Program to Develop Proprietary Test for High Risk HPV Carrier Screening from Urine on May 2, 2012

•                  Signed Collaboration with Strand Life Sciences to Validate and Offer Urine-based HPV Screening Test in India and South Asia on June 7, 2012

•                  Expanded Executive Management Team

•                  Added sales & marketing executive Keith McCormick as Vice President, Commercial Development on April 17, 2012

•                  Added cancer geneticist Dr. Carlo Croce as scientific consultant and member of Scientific Advisory Board on May 1, 2012

•                  Added Dr. Mark Erlander, chief scientific officer of bioTheranostics, as scientific consultant and member of Scientific Advisory Board on July 1, 2012

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Trovagene, Inc.
Financial	Investor Relations
Stephen Zaniboni	Amy Caterina
Chief Financial Officer	Investor Relations
Trovagene, Inc.	Trovagene, Inc.
858-952-7590	858-952-7593
szaniboni@trovagene.com	acaterina@trovagene.com

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Selected Financial Information

Consolidated Condensed Statements of Operations

(unaudited)

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$41	$80	$76	$169

Operating expenses:
Research and development	477	143	815	401
General and administrative	810	584	1,637	1,135
Total operating expenses	1,287	727	2,452	1,536

Loss from operations	(1,246)	(647)	(2,376)	(1,367)

Other income (expense)	—	(28)	—	(57)
Change in fair value of derivative instruments - warrants	(2,181)	226	(2,213)	423
Net loss	$(3,427)	$(449)	$(4,589)	$(1,001)

Preferred stock dividend	(9)	(9)	(19)	(19)

Net loss available to common shareholders	$(3,436)	$(458)	$(4,608)	$(1,020)

Basic and diluted net loss per share	$(0.28)	$(0.05)	$(0.40)	$(0.11)

Weighted average shares outstanding	12,086	9,152	11,544	9,088

Consolidated Condensed Balance Sheet Information

(in thousands)

	June 30, 2012	December 31, 2011

Cash and cash equivalents	$9,304	$700
Other assets	498	316
Property and equipment, net	150	23
Total assets	$9,952	$1,039

Accounts payable, accrued expenses and other liabilities	$1,236	$1,430
Derivative financial instruments	3,227	3,840
Stockholders’ equity (deficiency)	5,489	(4,231)
Total liabilities and stockholders’ equity (deficiency)	$9,952	$1,039

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